23_300_COC_Rev: 01.15.24 OUR CODE OF CONDUCT

1. BUILDING A FOUNDATION OF INTEGRITY • Understanding Our Code • Working Together • Maintaining the Code • Fulfilling Our Shared Obligations 2. IMPLEMENTING THE CODE • Seeking Guidance • Reporting Violations • Investigations of Suspected Violations • Discipline for Code Violations • Non-Retaliation Policy • Fair Labor Practices 3. MAINTAINING SAFETY AND ACCOUNTABILITY THE WORKPLACE • Illegal Harassment is Prohibited • Safety and Health • Drug-Free Environment 4. ENGAGING IN ETHICAL BEHAVIOR • Conflicts of Interest • Improper Personal Benefits • Financial Interests in Other Businesses • Conducting Business with Cavco • Working Outside the Company with a Competitor • Working Outside the Company with a Supplier or Contractor • Working with Other Organizations • Family Members Working in the Industry 4. ENGAGING IN ETHICAL BEHAVIOR (CONT) • Family Members Working at the Company • Safeguarding Legitimate Business and Investment Opportunities • Entertainment, Gifts and Gratuities • Bribes or Kickbacks • Use of Company Property • Company Books and Records • Safeguarding Proprietary and Trade Secret Information 5. OBSERVING TRADEMARKS, COPYRIGHTS AND OTHER INTELLECTUAL PROPERTY • Company Intellectual Property • Intellectual Property Rights of Others 6. RESPONDING TO INQUIRIES FROM THE PRESS AND OTHERS ON BEHALF OF THE COMPANY 7. COMPLYING WITH ANTITRUST LAWS 8. INTERACTING WITH GOVERNMENT ENTITIES • Bribery of Foreign Officials

pg 3 CAVCO INDUSTRIES, INC. Code of Conduct Rev: 01.15.24 1. Building a Foundation of Integrity 2. Implementing the Code 3. Maintaining Safety & ... 4. Engaging in Ethical Behavior 5. Observing Trademarks ... 6. Responding to Inquiries from 7. Complying with Antitrust Laws 8. Interacting with Government Dear Cavco Associates, I hope you share my feeling of pride being part of Cavco, a company where each of us is involved in helping people select, fund and protect quality homes we’ve built for their families. Providing affordable houses that form the centerpiece of people’s lives is a unique and meaningful privilege and opportunity to make a difference. Beyond the services and products we provide, the way we operate is equally important because there is no real success if our accomplishments are not achieved with integrity. It’s that simple. One Cavco highlights what drives us in our daily work. This document, our Code of Conduct, provides guidelines and expectations for how we all must behave legally and in accordance with our own ethical standards. While it is impossible for any document to provide clear guidance for every situation, this Code is an important foundation for each of us to understand and follow as a guide for our actions. To that end, the Company provides ongoing training to ensure that we are all familiar with and consistently act in accordance to our One Cavco principles and the Code. Within this Code of Conduct, we are also communicating the expectation that if you have questions or concerns about actions that present a conflict of interest or potential legal violation, you must raise those questions or concerns immediately. Notice that is not an invitation, but an expectation. When you raise legitimate concerns in good faith, the Company will not retaliate in any way against you and will not tolerate any form of retaliation by others. Beyond the legal requirements, this Code is really about the way we treat our customers, suppliers, shareholders, communities, and each other. Our goal is to make Cavco a great place to work, and that clearly starts with treating one another with respect and dignity. Please read the Code of Conduct carefully. Ask questions. Raise concerns if they exist. You will be asked to participate in ongoing training and acknowledge your understanding of the Code because of the important role you play in making Cavco a great company with a commitment to doing the right thing. Bill Boor President and CEO

B U I L D I N G A F O U N D A T I O N O F I N T E G R I T Y1.

pg 5 CAVCO INDUSTRIES, INC. Code of Conduct Rev: 01.15.24 1. Building a Foundation of Integrity 2. Implementing the Code 3. Maintaining Safety & ... 4. Engaging in Ethical Behavior 5. Observing Trademarks ... 6. Responding to Inquiries from 7. Complying with Antitrust Laws 8. Interacting with Government UNDERSTANDING OUR CODE As a company, we have crafted this Code of Conduct (the “Code”) to ensure that we all understand our responsibilities to maintain the highest standards of integrity in our relationships with co-workers, customers, suppliers and investors. Regardless of our positions in Cavco, we must consistently demonstrate our commitment to comply with the Code of Conduct in letter and in spirit and avoid any illegal or unprofessional behavior that might present a conflict of inflict or expose Cavco, ourselves, our coworkers and anyone else related to the Company to potential legal or criminal liability. The foundation of our success as a company is deeply rooted in our reputation for integrity and principled business conduct. This Code provides a statement of the fundamental principles and key policies and procedures for the way we execute Company business. Our conduct should always reflect Cavco’s values, demonstrate ethical leadership and promote a work environment governed by integrity, honesty, legal compliance and trust. FULFILLING OUR SHARED OBLIGATIONS Our Code is a statement of Cavco’s expectations for individual and business conduct that applies to every employee as well as our Board of Directors. It governs every business decision we make. Also, we expect our suppliers, vendors and other third-party business partners to uphold the same high standards of Cavco and to follow the spirit of the Code. If you have ethical or legal concerns regarding any activity, you should immediately raise them. There are many reporting resources available to you as described in the following section, Implementing the Code. The Company’s Compliance Department is always available to answer all questions and provide guidance. WORKING TOGETHER To work together, we must be accountable and trust each other. Using the Code as a guide, we must each maintain the highest ethical standards and choose actions that reflect Cavco’s morals, integrity and professionalism. 1. Building a Foundation of Integrity pg 6 CAVCO INDUSTRIES, INC. Code of Conduct Rev: 01.15.24 1. Building a Foundation of Integrity 2. Implementing the Code 3. Maintaining Safety & ... 4. Engaging in Ethical Behavior 5. Observing Trademarks ... 6. Responding to Inquiries from 7. Complying with Antitrust Laws 8. Interacting with Government ADMINISTRATION AND MAINTENANCE OF THE CODE With oversight from the Board of Directors, the Company’s executive leadership is responsible for setting clear expectations and high standards for ethical behavior throughout Cavco. We are committed to maintaining an environment where compliance with the law and this Code is expected. The Compliance Department, led by the General Counsel and Chief Compliance Officer, is responsible for administering and maintaining the Code. Investigation and Response: The Company takes seriously and will fully investigate all known potential violations. Relevant subject matter experts will be assigned by the Compliance Department to conduct the investigations. The Company is committed to protecting anyone who raises a concern in good faith. However, it is a violation of the Code to knowingly make a false accusation, lie to an investigator, interfere with or obstruct an investigation. Training: Upon joining Cavco, and periodically thereafter, all Directors and employees are required to participate in the Code training sessions. Acknowledgment: We require acknowledgement that Directors and employees have read the Code and agree to abide by it. Failure to read or acknowledge the Code is not an excuse for noncompliance with the Code. Waiver: No waivers of this Code shall be granted if you fail to comply with the Code or any applicable law or regulation, you will be subject to discipline that may include termination of employment. The Code is not a contract: The Code does not convey any specific employment rights or guarantee employment for any specific period of time. Employment with Cavco is “at will” meaning the Company can end the employment relationship at any time, for any reason, and all Directors and employees of the Company can do the same. 1. Building a Foundation of Integrity (Cont)

I M P L E M E N T I N G T H E C O D E2.

pg 8 CAVCO INDUSTRIES, INC. Code of Conduct Rev: 01.15.24 3. Maintaining Safety & ... 4. Engaging in Ethical Behavior 5. Observing Trademarks ... 6. Responding to Inquiries from 7. Complying with Antitrust Laws 8. Interacting with Government 2. Implementing the Code 1. Building a Foundation of SEEKING GUIDANCE The Code cannot provide definitive answers to all questions. If you have questions regarding any topic discussed in the Code, or if you are in doubt about the best ethical course of action in a particular situation, you should seek guidance from your supervisor, your local human resources representative, the Compliance Department or any other resources identified in “Reporting Violations” below. REPORTING VIOLATIONS To assist in the administration of the Code and to allow employees to report known or suspected violations of the Code, Cavco has established a Toll-Free Compliance Hotline at 1-844-93CAVCO. You can also access it online at www. speakupcavco.com or text 602-786-8683. The Speak Up Cavco! Compliance Hotline is an easy, risk-free way to anonymously report activities that may involve illegal or unethical behavior. The Speak Up Cavco! Compliance Hotline is available 24 hours a day, 365 days a year and is staffed by third-party professionals from Convercent by OneTrust. No one will be subject to retaliation because of a good faith report of suspected misconduct. If you know of or suspect a violation of applicable laws, regulations, or this Code, it is your responsibility to immediately report that information to your manager, Human Resources, or by using the SpeakUp Cavco! Compliance Hotline. You may also directly contact the Compliance Department at CavcoCompliance@cavco.com. NON-RETALIATION POLICY Cavco will not tolerate any reprisal or retaliation against any person who, in good faith, reports a known or suspected violation of any law, rule or regulation as well as the Code. Cavco will take appropriate disciplinary action, up to and including termination of employment, against anyone who retaliates, directly or indirectly, against any person for reporting an actual or suspected violation of any Company policy (including the Code), or applicable laws and regulations, or assisting in any investigation of any suspected violation. Retaliation can also result in civil or criminal liability. If an employee abuses Cavco’s reporting mechanisms by maliciously filing reports not in good faith, or filing reports that are known to be false or with reckless disregard for their truth or falsity, or obstructing an investigation, the offending employee will be subject to disciplinary action, up to and including termination. FAIR LABOR PRACTICES Cavco is committed to complying with all laws pertaining to freedom of association, collective bargaining, immigration, wages, hours and benefits as well as laws prohibiting forced, compulsory and child labor. 2. Implementing the Code

MAINTAINING SAFETY & ACCOUNTABILITY IN THE WORKPLACE3.

pg 10 CAVCO INDUSTRIES, INC. Code of Conduct Rev: 01.15.24 4. Engaging in Ethical Behavior 5. Observing Trademarks ... 6. Responding to Inquiries from 7. Complying with Antitrust Laws 8. Interacting with Government 3. Maintaining Safety & ... 2. Implementing the Code 1. Building a Foundation of At Cavco, we believe in fairness and equal opportunity. As a Cavco Director or employee, we must be committed to respecting the dignity of each individual. Employees must always conduct themselves in a mature, responsible, and professional manner. In addition, we each share the responsibility for maintaining a safe and productive workplace. Conduct at Cavco-sponsored or related functions and activities, whether on or offsite, must be professional at all times. Never pressure anyone to engage in the consumption of alcoholic beverages or drugs (legal or illegal), take any action that amounts to sexual or other unlawful harassment or discrimination, use language that is intended to harm or incite violence, or other unlawful behavior. ILLEGAL HARASSMENT IS PROHIBITED Harassment is unwelcome conduct that is based on race, color, ancestry, caste, creed, religion, sex, pregnancy, child birth, sexual orientation, gender identity, national origin, age (40 or older), disability, genetic information or predisposition, military service, military or veteran status, marital status, or any other protected classification under law. Harassment becomes unlawful where 1) enduring the offensive conduct becomes a condition of continued employment; or 2) the conduct is severe or pervasive enough to create a work environment that a reasonable person would consider intimidating, hostile or abusive. Anti-discrimination laws also prohibit harassment against individuals in retaliation for: filing a discrimination charge, testifying, participating in an investigation, proceeding, lawsuit under these laws or opposing employment practices that they reasonably believe discriminate against individuals in violation of employment laws. As part of Cavco’s commitment to a professional work environment, Directors and employees may not unlawfully threaten, intimidate, coerce or otherwise interfere with the job performance of other Directors, employees, customers, suppliers and vendors. Consequently, Cavco will not tolerate any form of unlawful harassment including, but not limited to, sexual advances, requests for sexual favors or other physical and psychological abuse from fellow employees, supervisors or business partners. Additionally, Cavco will not allow any acts of unlawful bullying or intimidation by an individual or group. Violations of Cavco’s harassment policy will result in corrective action up to and including termination. For more detailed information please see Cavco’s human resources policies posted on its intranet at: https://cavcoind1.hostpilot.com/ homenet/. SAFETY AND HEALTH Cavco strives to maintain safe working conditions for everyone. To this end, Cavco fully complies with all applicable health and safety laws, rules and regulations. Employees are responsible for being familiar with all Cavco safety rules and observing them at all times. You must immediately report any unsafe conditions to your supervisor, safety manager or the Cavco Corporate Risk Team. In addition, any job-related injury or illness must be immediately reported to your supervisor, safety manager or the Human Resources Department in order to comply with applicable workers’ compensation laws. For more information, please see the safety policies at your location, which provide guidelines on all safety issues. 3. Maintaining Safety and Accountability in the Workplace

pg 11 CAVCO INDUSTRIES, INC. Code of Conduct Rev: 01.15.24 2. Implementing the Code 4. Engaging in Ethical Behavior 5. Observing Trademarks ... 6. Responding to Inquiries from 7. Complying with Antitrust Laws 8. Interacting with Government 3. Maintaining Safety & ... 1. Building a Foundation of DRUG-FREE ENVIRONMENT Cavco is committed to providing a drug-free, safe and secure work environment for all of its employees. Therefore, the manufacture, consumption, distribution, possession or use of illegal drugs on Company premises, in Company vehicles or while conducting Company business off- site is strictly prohibited. The possession or consumption of over-the-counter or prescription drugs must conform to the Company’s policies. In addition, the use, consumption, distribution or possession of alcoholic beverages and legalized marijuana in certain states in any of the above locations or situations generally is prohibited. In certain instances, moderate alcohol consumption on Company property or while conducting Company business off-site, such as at a business dinner, may be permitted, but Cavco employees are expected to show good judgment at all times in connection with alcohol consumption. Violations of Cavco’s drug-free workplace policy will result in corrective action, including possible termination, and may also have legal consequences. Violation of drug-related laws may result in criminal prosecution, fines and imprisonment. If you have knowledge of any prohibited alcohol- or drug-related activities, you should immediately contact the Compliance Department or the Human Resources Department. 3. Maintaining Safety and Accountability in the Workplace (Cont)

E N G A G I N G I N E T H I C A L B E H A V I O R4.

pg 13 CAVCO INDUSTRIES, INC. Code of Conduct Rev: 01.15.24 2. Implementing the Code 3. Maintaining Safety & ... 5. Observing Trademarks ... 6. Responding to Inquiries from 7. Complying with Antitrust Laws 8. Interacting with Government 1. Building a Foundation of As we work with people both inside and outside of the Company, we must act ethically in the growth and advancement of Cavco. This includes making decisions that impact the Company independent of any unlawful or improper, outside influences. Our business and commercial decisions and actions should be based solely on the ethical advancement of Cavco’s legitimate interests, not upon personal relationships or other financial or tangible benefits we might receive. Conflicts of interest, or the appearance of any impropriety or unethical behavior, can damage Cavco’s reputation as well as the reputation of the persons involved. CONFLICTS OF INTEREST A conflict of interest occurs when individual personal interests unethically interfere, or even appear to interfere, with the legitimate, business objectives of the Company. Our obligation to conduct Cavco business in an honest, transparent and ethical manner includes the duty to deal ethically with real conflicts and prevent or eliminate any apparent and potential conflicts of interest between personal and Company business relationships. As Directors and employees of Cavco, we each have a duty to disclose any actual or apparent ethical conflicts of interest. Because there is no way to list every possible conflict that might arise, the examples below are some common examples of actual, apparent, and potential conflicts of interest, and who should be notified if we became aware of potential conflicts. If you become involved in a conflict situation that is not described below or have any questions about whether a particular activity would be a conflict situation, you should report it using the Disclosure module within Convercent by OneTrust or contact the Compliance Department. See “Reporting Violations” in Section 2 of the Code for reporting details. IMPROPER PERSONAL BENEFITS Conflicts of interest develop when any person we have a close personal relationship with including a partner or spouse, parents, children, siblings or any person living in a Director’s and employee’s home gains improper personal benefits because of their relationship to the Director or employee and their position with Cavco. A Director or employee may not accept any unlawful or ethically improper benefits because of their employment with the Company. FINANCIAL INTERESTS IN OTHER BUSINESSES Directors and employees of Cavco may not own or possess an interest in a company that does business with the Company (for example, a Company supplier) without first getting written approval from the General Counsel and Chief Compliance Officer. However, it is not considered a conflict of interest (and prior approval is not required) to own an interest of 1% or less of the outstanding shares of a publicly traded company that does business with Cavco. Similarly, Directors and employees may not own or otherwise hold an ownership interest in a private company that competes with Cavco. CONDUCTING BUSINESS WITH CAVCO Without prior written approval from the General Counsel and Chief Compliance Officer, a Director or employee may not participate in a joint venture, partnership or other commercial business arrangement with the Company. An employee in a position to approve bids for Cavco must judge all submitted bids impartially and bids must be accepted using reasonable business judgment with the best interests of the Company in mind. No one can participate in a bid process if there is an actual, or even a potential, conflict of interest. 4. Engaging in Ethical Behavior 4. Engaging in Ethical Behavior

pg 14 CAVCO INDUSTRIES, INC. Code of Conduct Rev: 01.15.24 2. Implementing the Code 3. Maintaining Safety & ... 5. Observing Trademarks ... 6. Responding to Inquiries from 7. Complying with Antitrust Laws 8. Interacting with Government 1. Building a Foundation of WORKING OUTSIDE THE COMPANY WITH A COMPETITOR As Directors and employees of Cavco who are employed to advance Cavco’s legitimate business interests, we are strictly prohibited from simultaneously being employed by or working with a commercial competitor of Cavco. This includes marketing products or services in competition with Cavco’s current or potential business activities. If there is any question about whether commercial or business activities you are considering are prohibited, it is your responsibility to consult with the General Counsel and Chief Compliance Officer to determine whether a planned activity will compete with any of Cavco’s business activities before pursing the activity in question. WORKING OUTSIDE THE COMPANY WITH A SUPPLIER OR CONTRACTOR Cavco Directors and employees may not be employed by, serve as a director of, or represent a supplier or contractor (or subcontractor) to the Company without prior Company approval. Additionally, Cavco Directors and employees may not accept money or benefits of any kind as compensation or payment for any advice or services that may have been provided to a supplier or contractor in connection with its business with the Company. WORKING WITH OTHER ORGANIZATIONS As responsible members of the communities where we live and work, the Company encourages all Directors and employees to participate in projects and causes that contribute to the greater good. However, Cavco Directors, officers and vice presidents of business units desiring to seek a board position with a for-profit or non-profit entity must have prior written approval from the General Counsel and Chief Compliance Officer. In addition, Cavco Board Directors, officers, vice presidents, General Managers, and company directors must obtain prior written approval from the General Counsel and Chief Compliance Officer prior to running for election or appointment to any city, county, state or federal government-related position. FAMILY MEMBERS WORKING IN THE INDUSTRY During the normal course of business, we may encounter situations where a spouse, significant other, child, parent, in-law or someone else with whom we have a close familial relationship is also a competitor, supplier or customer of the Company or employed by a competitor. These situations are not prohibited, but they do call for full disclosure and extra sensitivity to conflicts of interest and to the security and confidentiality of the Company’s information. Several factors will be considered in assessing these situations, including: (1) the relationship between the Company and the other company involved; (2) the nature of the employee’s responsibilities with the Company and those of the other person; and (3) the access each person has to their respective employer’s confidential, proprietary and trade secret information. Such a situation, however harmless it may appear, could arouse suspicion among other associates and adversely affect working relationships. As Directors and employees of Cavco, it is in our best interest to do everything possible to avoid even the appearance of unethical conduct to observers inside and outside of the Company. To remove any doubt or suspicion, all 4. Engaging in Ethical Behavior (Cont) 4. Engaging in Ethical Behavior

pg 15 CAVCO INDUSTRIES, INC. Code of Conduct Rev: 01.15.24 2. Implementing the Code 3. Maintaining Safety & ... 5. Observing Trademarks ... 6. Responding to Inquiries from 7. Complying with Antitrust Laws 8. Interacting with Government 1. Building a Foundation of employees must disclose the specific situation to a direct supervisor or Cavco’s Compliance Department through the Disclosure module within Convercent by OneTrust to assess the nature and extent of any concern and how it can be resolved. Cavco Board Directors, officers, vice presidents, General Managers, and company directors must disclose their specific situations directly to Cavco’s General Counsel and Chief Compliance Officer. In some instances, any risk to the Company’s interests may be sufficiently remote that the Company’s General Counsel and Chief Compliance Officer may only remind you to guard against inadvertently disclosing the Company’s proprietary and trade secret information and not to be involved in decisions on behalf of the Company that involve the other company. FAMILY MEMBERS WORKING AT THE COMPANY If a family member or another person with whom you have a significant and close personal relationship is also an employee of the Company, they should not be in a direct supervisory position over the other person in the relationship. In cases such as these, an employee must disclose the relationship to a supervisor and the Compliance Department through the Disclosure module within Convercent by OneTrust, and an Officer must disclose the relationship to Cavco’s General Counsel and Chief Compliance Officer. In these situations, the Company may reassign one or both of the employees. In some cases, Cavco’s employment of family members may also require approval by the Audit Committee as a “related party transaction.” SAFEGUARDING LEGITIMATE BUSINESS AND INVESTMENT OPPORTUNITIES We all must identify and disclose legitimate business and investment opportunities involving one or more of Cavco’s business lines obtained through our employment with the Company. If you have any questions about a business or investment opportunity, you should contact the General Counsel or Chief Compliance Officer. Furthermore, you are prohibited from using Cavco’s proprietary and trade secret information, or your position of influence at Cavco, for unlawful personal or financial gain. ENTERTAINMENT, GIFTS AND GRATUITIES Employees must make decisions based on uncompromised objective judgment. If they interact with anyone who has business dealings with the Company, such as suppliers, competitors, contractors or professional consultants, they must be mindful to conduct such activities in the best interest of Cavco using consistent and unbiased standards. Cavco employees must never accept gifts or other financial benefits if it could unethically compromise the reasonable exercise of business judgment or affect a business decision. We must never ask for gifts, entertainment or any other business courtesies from people doing business with the Company for personal gain. Unsolicited gifts and business courtesies, including meals and entertainment when part of a business meeting or shared with the host business contact, are permitted if they are: (1) customary and commonly accepted business courtesies; (2) not lavish; and (3) given and accepted without an express or implied understanding that we are in any way obligated by the acceptance of the gift or that the gift is a reward or inducement for any particular business decision already made or forthcoming. Gifts and entertainment that are valued at more than two hundred fifty dollars ($250.00) or that are lavish in nature require the written approval of the employee’s manager and the Compliance Department through the through the Disclosure module within Convercent by OneTrust. 4. Engaging in Ethical Behavior (Cont) 4. Engaging in Ethical Behavior

pg 16 CAVCO INDUSTRIES, INC. Code of Conduct Rev: 01.15.24 3. Maintaining Safety & ... 5. Observing Trademarks ... 6. Responding to Inquiries from 7. Complying with Antitrust Laws 8. Interacting with Government 2. Implementing the Code 1. Building a Foundation of Gifts of cash or cash equivalents (including securities, below-market loans, etc.) in any amount are strictly prohibited. Gifts, gratuities, awards, merchandise and/or other incentives of nominal value (generally not exceeding the face or fair market value of $250.00) may be accepted from vendors and customers, as well as potential vendors and potential customers, with whom we have an actual or potential business relationship. During the course of business, we may engage in reasonable entertainment with current or potential vendors and customers. At Cavco, “Reasonable entertainment” means entertainment (including activities such as golf and other sporting events, tickets to the theater, a concert and other productions, including vendor paid/customer paid trips, where true business discussions are held at industry or educational events, as long as the expense would be paid by the Company as a reasonable business expense if not paid by the other party. Also, “reasonable entertainment” only includes entertainment within the bounds of good taste, moderation and common sense to be judged in hindsight. If there are any questions regarding the reasonableness or permissibility of any gifts or entertainment under the Code, refer to the Company’s Gift and Entertainment Policy where more detail is available or obtain guidance from the Compliance Department. PROPERLY USING COMPANY PROPERTY Cavco’s physical property and resources are intended solely for the benefit of the Company’s legitimate business and commercial purposes. Cavco Directors , officers, vice presidents, managers, and supervisors are responsible for safeguarding and properly using the Company’s tangible and intangible property and resources that are under their supervision and control. This includes but is not limited to cash, trademarks, trade names, technology, merchandise, inventory, equipment, computers, telecommunications equipment and services, buildings and facilities, supplies, and Cavco’s proprietary and trade secret information. We are each steward of these assets and resources for the Company, and we must ensure that they are used for legal and proper purposes. Using Cavco’s assets for improper or illegal purposes is strictly prohibited. Prior to leaving Cavco, all identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, tools, credit cards and electronically stored or physical documents or files containing Cavco’s proprietary and trade secret information must be immediately returned to Cavco. Subject to applicable law, the contributions employees make to the development and use of Cavco’s products, equipment, marketing and sales research, materials and services or intellectual property while employed by the Company are “works made for hire” and, accordingly, Cavco’s property. These contributions remain Cavco’s property if our employment with the Company terminates for any reason. As an employee of any entity within Cavco, we sign the Acknowledgement at the end of this Code which assigns and transfers to Cavco all of such “work made for hire,” whether it was developed or discovered before or after the date the Acknowledgement was signed. 4. Supporting Our Company (Cont) 4. Engaging in Ethical Behavior

pg 17 CAVCO INDUSTRIES, INC. Code of Conduct Rev: 01.15.24 2. Implementing the Code 3. Maintaining Safety & ... 5. Observing Trademarks ... 6. Responding to Inquiries from 7. Complying with Antitrust Laws 8. Interacting with Government 1. Building a Foundation of COMPANY BOOKS AND RECORDS As part of Cavco’s commitment to integrity and financial transparency, it is the Company’s policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that Cavco files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company. Pursuant to the Company’s record retention policy, employees involved in maintaining and retaining the Company’s records must do so accurately, truthfully and in a timely manner, including all timesheets and travel and expense reports. We must be careful to record Cavco’s financial activities in compliance with all applicable laws and accounting practices, and fully reflect all Company transactions, as appropriate. In addition, Cavco requires that each of us comply with all internal financial-reporting procedures established by the Company. Making false, artificial or misleading entries, records or documentation is strictly prohibited. No bank account, brokerage fund or asset may be established or maintained without the approval of the Chief Accounting Officer or Treasurer. Cavco Directors, officers, vice presidents, managers, and supervisors are expected to provide truthful, accurate and complete information, upon request to Cavco’s attorneys and both internal and external auditors and accountants. We must never make, or cause to be made, any false or misleading statement in connection with any examination or audit of Cavco’s books and records. SAFEGUARDING PROPRIETARY AND TRADE SECRET INFORMATION As Directors and employees of Cavco, our positions may mean that we learn facts about the Company’s business, plans, operations or “secrets of success” that are not known to the general public or to competitors. “Proprietary and Trade Secret information” includes any formulas, patterns, compilations, programs, devices, methods, techniques, pricing, or processes of the Company that: (i) derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain the secrecy of the information. Some examples of Proprietary and Trade Secret Information include, but are not limited to, non-public information such as: (1) customer data and records;(2) the terms offered or prices charged to customers or by suppliers; (3) current and potential customer and investor lists;(4) marketing or strategic plans;(5) product specifications; and (6) unreleased earnings information. Also, during the course of performing our duties and responsibilities, Board Directors, officers, vice presidents, and company directors may become privy to information concerning possible mergers or acquisitions with other companies that may require Cavco to maintain such information as confidential. Anyone who possesses or has access to Proprietary and Trade Secret Information must: • Not use the information for their own benefit or the personal benefit of persons inside or outside of Cavco. 4. Supporting Our Company (Cont) 4. Engaging in Ethical Behavior

pg 18 CAVCO INDUSTRIES, INC. Code of Conduct Rev: 01.15.24 2. Implementing the Code 3. Maintaining Safety & ... 5. Observing Trademarks ... 6. Responding to Inquiries from 7. Complying with Antitrust Laws 8. Interacting with Government 1. Building a Foundation of • Not transmit or disclose Proprietary and Trade Secret Information outside of Cavco, unless otherwise approved in writing by the Company or required in the performance of a Director’s or employee’s duties. • Carefully guard against disclosure of Proprietary and Trade Secret Information to people outside Cavco. • Not disclose Proprietary and Trade Secret Information to another Cavco employee unless the employee needs the information to carry out business responsibilities. However, it is important to state that treatment of information as confidential, proprietary or trade secret does not mean we cannot report apparent wrongdoing to the Compliance Hotline, the General Counsel and Chief Compliance Officer or the government authorities where it is appropriate to do so. Additionally, our obligation to treat Proprietary and Trade Secret Information as confidential does not end when we leave Cavco. 4. Supporting Our Company (Cont) 4. Engaging in Ethical Behavior

O B S E R V I N G T R A D E M A R K S C O P Y R I G H T S & O T H E R I N T E L L E C T U A L P R O P E R T Y 5.

pg 20 CAVCO INDUSTRIES, INC. Code of Conduct Rev: 01.15.24 2. Implementing the Code 3. Maintaining Safety & ... 4. Engaging in Ethical Behavior 6. Responding to Inquiries from 7. Complying with Antitrust Laws 8. Interacting with Government 1. Building a Foundation of COMPANY INTELLECTUAL PROPERTY The Company’s logos and names are examples of Cavco trademarks. We must never use Cavco trademarks for improper commercial gain or other unlawful use. Works of authorship such as written materials, designs or plans are the property of Cavco and may be covered by copyright laws or qualify as Proprietary and Trade Secret Information. To avoid violating these laws and Cavco’s Code, we must avoid making unapproved copies or creating works based on the concepts or functions contained in the Company’s copyrighted materials. INTELLECTUAL PROPERTY RIGHTS OF OTHERS Cavco’s policy is not to infringe upon the intellectual property rights of others. When using the name, trademarks, logos, music, images or printed materials of another company, including any such uses on the Company’s websites, we must do so properly with permission and in accordance with applicable law. Cavco licenses the use of much of its computer software from outside companies. In most instances, this computer software is protected by copyright. Company employees may not make, acquire or use unauthorized copies of computer software. 5. Observing Trademarks Copyrights & Other Intellectual Property 5. Observing Trademarks, Copyright ...

RESPONDING TO INQUIRIES FROM THE PRESS AND OTHERS ON BEHALF OF THE COMPANY6.

pg 22 CAVCO INDUSTRIES, INC. Code of Conduct Rev: 01.15.24 2. Implementing the Code 3. Maintaining Safety & ... 4. Engaging in Ethical Behavior 5. Observing Trademarks ... 7. Complying with Antitrust Laws 8. Interacting with Government 1. Building a Foundation of If the press, media or government regulators request a comment or statement regarding a legal or regulatory matter on behalf of the Company, please contact or direct them to Cavco’s General Counsel and Chief Compliance Officer. Any other requests for comments or statements on behalf of the Company, please coordinate with the SVP, Marketing & Communications. 6. Responding To Inquiries From The Press and Others On Behalf of the Company 6. Responding to Inquiries from the Press

C O M P L Y I N G W I T H A N T I T R U S T L A W S7.

pg 24 CAVCO INDUSTRIES, INC. Code of Conduct Rev: 01.15.24 2. Implementing the Code 3. Maintaining Safety & ... 4. Engaging in Ethical Behavior 5. Observing Trademarks ... 6. Responding to Inquiries from 8. Interacting with Government 1. Building a Foundation of While Cavco competes vigorously in all of its business activities, its efforts in the marketplace must be conducted in accordance with all applicable antitrust and competition laws (“antitrust law”). The antitrust and competition laws are too extensive to be summarized in the Code. However, a primary goal of the antitrust laws is to promote and preserve each competitor’s independence when making decisions on price, output, and other competitively sensitive issues. Antitrust laws prohibit agreements between competitors that limit independent judgment or restrain trade. Some examples of this are agreements to fix prices, restrict output or supply, divide a market for customers, territories, products, or purchases. These rules, other than price fixing, are generally subject to a “rule of reason” standard. As Cavco employees, we must not agree with any competitor on any of these topics. Any communication with a competitor’s representative, no matter how innocuous it may seem at the time, may later be subject to legal scrutiny and form the basis for accusations of improper or illegal conduct. Accordingly, we must avoid becoming involved in situations where an unlawful agreement could be inferred such as discussions with competitors about selling prices, dividing markets, or coordinating marketing and sales efforts. Any of these may create serious legal problems for Cavco and the employee involved. 7. Complying with Antitrust Laws 7. Complying with Antitrust Laws

I N T E R A C T I N G W I T H G O V E R N M E N T E N T I T I E S8.

pg 26 CAVCO INDUSTRIES, INC. Code of Conduct Rev: 01.15.24 2. Implementing the Code 3. Maintaining Safety & ... 4. Engaging in Ethical Behavior 5. Observing Trademarks ... 6. Responding to Inquiries from 7. Complying with Antitrust Laws 1. Building a Foundation of BRIBERY OF FOREIGN OFFICIALS Company policy, the U.S. Foreign Corrupt Practices Act (the “FCPA”) and the laws of many other countries prohibit Cavco and its Directors, employees and agents from giving or offering to give money or anything of value to a foreign official, a foreign political party, a party official or a candidate for political office in order to influence official acts or decisions of that person or entity, to obtain or retain business or to secure any improper advantage. A foreign official is an officer or employee of a government or any department, agency, or instrumentality thereof, or of certain international agencies, such as the World Bank or the United Nations, or anyone acting in an official capacity on behalf of one of those entities. Officials of government-owned corporations are considered to be foreign officials. Payments made in forms other than cash may be illegal. The FCPA prohibits giving or offering to give “anything of value” if it is intended or could be perceived to influence a business or governmental decision or action. Bribes can take many different forms beyond just money. Non-cash items have been the basis of bribery prosecutions, including job offers, travel expenses, golf outings, automobiles and loans with favorable interest rates or repayment terms. Indirect payments made through agents, contractors or other third parties are also prohibited. Employees may not avoid liability by “turning a blind eye” when circumstances indicate a potential violation of the FCPA. The FCPA allows for certain permissible payments to foreign officials. Specifically, the law permits “facilitating” payments, which are payments of small value to effect routine government actions such as obtaining permits, licenses, visas, mail, utility hookups and the like. However, determining what is a permissible “facilitating” payment involves difficult legal judgments. Employees must consult the Legal Department before making, directly or indirectly, any payment or gift thought to be exempt from the FCPA. Cavco’s Compliance and Internal Audit Departments will conduct periodic compliance reviews and audits of relevant business units to ensure continued compliance with the FCPA, other anti-corruption laws and the Code 8. Interacting with Government Entities 8. Interacting with Government

Acknowledgment of Receipt and Review TO BE SIGNED AND RETURNED TO YOUR LOCAL HR REPRESENTATIVE OR CAVCOHR@CAVCO.COM I, _____________________________________________, acknowledge that I have received and read a copy of the Cavco Industries, Inc., Code of Conduct (the “Code”). I understand the contents of the Code. I agree to comply, and have complied, with the policies and procedures set out in the Code. I understand that, in addition to other knowledgeable personnel, including my supervisor, I should approach the General Counsel and Chief Compliance Officer if I have any questions about the Code generally or any questions about reporting a suspected violation of the Code. I understand and acknowledge that I always have the right to notify in good faith the General Counsel and Chief Compliance Officer of any known or suspected violation of this Code or other misconduct without fear of retaliation. SIGNATURE: PRINTED NAME: DATE: